                                                                  Exhibit (a)(1)



                           OFFER TO PURCHASE FOR CASH

                         ANY AND ALL OF THE OUTSTANDING

               ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE 2009

                                    ISSUED BY

                                USF&G CORPORATION
                                       BY
                   ST. PAUL FIRE AND MARINE INSURANCE COMPANY
                       (AS SUCCESSOR TO USF&G CORPORATION)

               AT $640.82 PER $1,000 PRINCIPAL AMOUNT AT MATURITY

--------------------------------------------------------------------------------
       SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 5, 1999, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE OR THE LATEST EXTENSION THEREOF, IF EXTENDED, THE "EXPIRATION DATE"). NOTES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
--------------------------------------------------------------------------------

       St. Paul Fire and Marine Insurance Company ("Fire & Marine" or the "Bidder"), a wholly owned subsidiary of The St. Paul Companies, Inc. ("St. Paul"), hereby offers (the "Offer") to purchase for cash at $640.82 per $1,000 principal amount at maturity (the "Repurchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (this "Offer to Purchase") and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), any and all of the outstanding Zero Coupon Convertible Subordinated Notes Due 2009 (the "Notes") issued by USF&G Corporation ("USF&G"). This Offer to Purchase constitutes the Company Notice required by the Notes to be sent to the holders of the Notes. On April 24, 1998, SP Merger Corporation, a wholly owned subsidiary of St. Paul merged (the "USF&G Merger") with and into USF&G, with USF&G continuing as the surviving corporation and a wholly owned subsidiary of St. Paul. On February 2, 1999, USF&G merged (the "F&M Merger") with and into Fire & Marine, with Fire & Marine continuing as the surviving corporation.

           The date of this Offer to Purchase is February 5, 1999.

        The Offer is being made pursuant to the terms of the Indenture, dated as of January 28, 1994, among USF&G and Chemical Bank, as Trustee (the "Trustee") as amended by a First Supplemental Indenture, dated as of April 24, 1998, among USF&G, St. Paul and The Chase Manhattan Bank, as successor to Chemical Bank, as Trustee, and a Second Supplemental Indenture, dated as of January 1, 1999, among Fire & Marine, USF&G and The Chase Manhattan Bank, as Trustee (as so amended, the "Indenture") and the Notes which provide that, on March 3, 1999 (the "Payment Date") each holder of Notes has the right, at such holder's option, to require Fire & Marine (as successor to USF&G) to repurchase all or a portion of such holder's Notes at the Repurchase Price (a "Repurchase Right"). Fire & Marine has elected to pay the Repurchase Price in cash. The Bidder will accept for payment on March 3, 1999 any Notes validly delivered on or before that date and pay for such Notes in accordance with the terms of the Notes. The Bidder also agrees for the benefit of holders of Notes to redeliver to such holders any Notes accepted for payment prior to the Expiration Date if the holder (i) delivers written notice to the Depositary prior to the Expiration Date (in the same manner set forth herein for withdrawal of a tender) specifying the Notes the holder wishes to have redelivered and (ii) returns to the Bidder's account at the Depositary within two business days of the Expiration Date all amounts paid by the Bidder in respect of such Notes. Under the Notes, any purchase by Fire & Marine of Notes pursuant to the valid exercise of a Repurchase Right must be consummated by delivery of the cash consideration to be received by the holder of such Note no later than the second business day following the later of the Purchase Date and the time of delivery (or transfer by book-entry) of the Note. In order to comply with certain requirements of the Securities Exchange Act of 1934, as amended, ("Exchange Act"), the Bidder has set the initial expiration date of the Offer at 12:00 Midnight, New York City time, on March 5, 1999. In accordance with the requirements of the Notes, the Bidder will accept for payment any Notes validly delivered on or before March 3, 1999 and pay for such Notes on or before March 5, 1999.

        As of February 4, 1999, there was $175,026,000 aggregate principal amount at maturity of Notes outstanding. Prior to the consummation of the USF&G Merger, the Notes were convertible into shares of Common Stock, par value $2.50 per share, of USF&G ("USF&G Common Stock") at a conversion rate of 29.499 shares of USF&G Common Stock per $1,000 principal amount at maturity of Notes. Upon consummation of the USF&G Merger, pursuant to adjustment mechanisms contained in the Indenture, the Notes became, and are currently, convertible into shares of Common Stock, no par value, of St. Paul ("St. Paul Common Stock") at, after giving effect to the two-for-one stock split declared by the Board of Directors of St. Paul on shares of St. Paul Common Stock held of record as of May 6, 1998 (the "Stock Split"), a conversion rate of 16.6434 shares of St. Paul Common Stock per $1,000 principal amount at maturity. In connection with the USF&G Merger, St. Paul agreed to be jointly and severally liable with USF&G for the due and punctual payment of the principal of, and premium, if any, and interest on, the Notes when due whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations under the Notes and the Indenture. Payment by either Fire & Marine or St. Paul of the Redemption Price for Notes validly tendered and not withdrawn pursuant to the Offer will discharge the obligation of both Fire & Marine and St. Paul to make such payment. Pursuant to the Second Supplemental Indenture, Fire & Marine agreed to assume USF&G's obligations under the Indenture upon consummation of the F&M Merger.

        There is no established trading market for the Notes. On February 4, 1999, the closing price per share of St. Paul Common Stock, as reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape, was $30 5/8. The Bidder has elected to pay the Repurchase Price in cash. A holder may convert Notes into shares of St. Paul Common Stock until, but not after, such
Note is properly tendered to The Chase Manhattan Bank, as Depositary (the "Depositary"), unless the tender of such Note is properly withdrawn, there is a default in payment of the Repurchase Price or the Offer is terminated without the purchase of Notes. Any Notes which remain outstanding after consummation of the Offer will continue to be obligations of Fire & Marine (and, to the extent provided in the Indenture, St. Paul) and will continue to be convertible at the option of the holder thereof into shares of St. Paul Common Stock.

        Tnders of Notes may be withdrawn at any time prior to the Expiration Date. In the event of a termination of the Offer, Notes tendered pursuant to the Offer will be promptly returned to the tendering holders.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Bidder will promptly purchase, by accepting for payment, and will pay for, all Notes validly tendered (and not properly withdrawn) pursuant to the Offer, such payment to be made by the deposit of immediately available funds by the Bidder or St. Paul with the Depositary, which will act as agent for tendering holders for the purpose of receiving payment from the Bidder and transmitting such payment to tendering holders.

        No person has been authorized to give any information or to make any representations other than those contained in this Offer to Purchase and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Purchase and related documents do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances in which such offer or solicitation is unlawful. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information.

        NEITHER FIRE & MARINE NOR ST. PAUL MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD EXERCISE THEIR REPURCHASE RIGHT AND TENDER NOTES PURSUANT TO THE OFFER AND NEITHER FIRE & MARINE NOR ST. PAUL IS, OR HAS AUTHORIZED ANY OTHER PERSON TO, SOLICIT TENDERS OF NOTES IN CONNECTION WITH THE OFFER (OTHER THAN BY MEANS OF THE NOTICES REQUIRED BY THE NOTES). BASED ON THE CONVERSION RATE OF 16.6434 SHARES OF ST. PAUL COMMON STOCK PER $1,000 PRINCIPAL AMOUNT AT MATURITY OF NOTES AND THE CLOSING PRICE OF ST. PAUL COMMON STOCK ON THE NYSE COMPOSITE TAPE ON FEBRUARY 4, 1999 OF $30 5/8, EACH $1,000 PRINCIPAL AMOUNT AT MATURITY OF NOTES MAY CURRENTLY BE CONVERTED INTO ST. PAUL COMMON STOCK WORTH APPROXIMATELY $509.70. BASED ON THE FOREGOING, THE PRICE BEING OFFERED BY THE BIDDER PER $1,000 PRINCIPAL AMOUNT AT MATURITY OF NOTES (IN ACCORDANCE WITH THE TERMS OF THE NOTES AND THE INDENTURE) IS CURRENTLY MORE THAN THE CURRENT MARKET VALUE OF THE SHARES OF ST. PAUL COMMON STOCK ISSUABLE UPON THE CONVERSION OF SUCH NOTES. THERE CAN BE NO ASSURANCE AS TO THE PRICE AT WHICH ST. PAUL COMMON STOCK MAY NOW OR IN THE FUTURE TRADE OR BE SOLD. HOLDERS OF NOTES CONTEMPLATING ACCEPTING THE OFFER ARE URGED TO CONSULT WITH THEIR OWN FINANCIAL ADVISORS BEFORE ACCEPTING THE OFFER.

        Any questions or requests for assistance or for additional copies of this Offer to Purchase or related documents may be directed to the Depositary at one of its telephone numbers set forth on the last page of this Offer to Purchase. Any beneficial owner owning interests in Notes may contact such beneficial owner's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                             AVAILABLE INFORMATION

        St. Paul is subject to the informational requirements of the Exchange Act, and in accordance therewith, files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning St. Paul can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Office at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a site on the Internet's World Wide Web at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding registrants that have filed electronically with the Commission, including St. Paul. There is no established trading market for the Notes. The St. Paul Common Stock is listed and traded on the NYSE and such reports, proxy statements and other information concerning St. Paul may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        This Offer to Purchase constitutes a part of an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") filed with the Commission by St. Paul pursuant to Section 13(e) of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule 13E-4 and all exhibits thereto are incorporated in this Offer to Purchase by reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents, which have been filed by St. Paul (File No. 0-3021) with the Commission under the Exchange Act, are incorporated herein by reference:

        (a) St. Paul's Annual Report on Form 10-K for the year ended December 31, 1997.

        (b) St. Paul's Quarterly Reports of Form 10-Q for the quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998.

        (c) St. Paul's Current Reports on Form 8-K dated April 24, 1998, April 27, 1998, May 5, 1998, May 14, 1998, October 6, 1998 and February 3,
1999.

        (d) St. Paul's Proxy Statement/Prospectus relating to the USF&G Merger dated January 27, 1998 and mailed to its stockholders on January 28, 1998.

        (e) St. Paul's Proxy Statement relating to its Annual Meeting of Stockholders on May 5, 1998 dated March 19, 1998.

        All documents filed with the Commission by St. Paul pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or subsequent to the date hereof shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

        THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS OFFER TO PURCHASE HAS BEEN DELIVERED UPON WRITTEN OR ORAL REQUEST TO ST. PAUL FIRE AND MARINE INSURANCE COMPANY, 385 WASHINGTON STREET, ST. PAUL, MINNESOTA 55102,
ATTENTION: CORPORATE SECRETARY, TELEPHONE: (615)310-7911.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        Certain matters discussed in this Offer to Purchase (and in the documents incorporated by reference) contain forward-looking statements. The forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, market conditions and other matters. St. Paul and Fire & Marine note that a variety of factors could cause the actual results of the combined company following the USF&G Merger to differ materially from the anticipated results expressed in such forward-looking statements. The following discussion is intended to identify certain factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements contained in this Offer to Purchase (and in the documents incorporated by reference).

        Forward-looking statements are statements that include the words "expects," "anticipates," "intends," "plans," "believes," "estimates," or similar expressions. Holders of Notes should note that many factors, some of which are discussed elsewhere in this document and in the documents incorporated by reference herein, could cause the actual results of the combined company following the USF&G Merger to differ materially from the anticipated results set forth or contemplated in such forward-looking statements. You are cautioned that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of St. Paul and Fire & Marine to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors may affect St. Paul's or Fire & Marine's operations, markets, products, services and prices. Such factors include, among others, the following: general economic and business conditions, including changes in interest rates, rates of inflation and the performance of financial markets; changes in domestic and foreign laws, regulations and taxes; social conditions; judicial decisions and rulings; the continuing integration of the operations of St. Paul and USF&G, including the failure to realize synergies from the USF&G Merger; the loss of any significant customers; insurance claims based on natural disasters; the frequency and severity of catastrophic events; a change in the demand for, pricing of, or supply of reinsurance or insurance; losses due to foreign currency exchange rate fluctuations; and changes in business strategy or development plans.

                              TABLE OF CONTENTS

                                                                            Page

AVAILABLE INFORMATION.....................................................    4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   4

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS............................   5

THE OFFER..................................................................   8

GENERAL....................................................................   8

PURPOSE AND EFFECTS OF THE OFFER...........................................   8

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION.......................   9

ACCEPTANCE FOR PAYMENT.....................................................   9

PROCEDURES FOR TENDERING NOTES.............................................  10

TENDERING NOTES............................................................  10

GUARANTEED DELIVERY PROCEDURES.............................................  12

WITHDRAWAL RIGHTS..........................................................  13

CERTAIN INFORMATION CONCERNING FIRE & MARINE AND ST. PAUL..................  15

FIRE & MARINE..............................................................  15

ST. PAUL...................................................................  15

RECENT DEVELOPMENTS........................................................  15

THE USF&G MERGER...........................................................  15

THE F&M MERGER.............................................................  15

ST. PAUL'S FOURTH QUARTER AND YEAR-END 1998 EARNINGS RESULTS...............  15

ADJUSTMENT TO CONVERSION PRICE; JOINT AND SEVERAL OBLIGATION...............  17

SOURCES AND AMOUNT OF FUNDS................................................  17

MARKET PRICE INFORMATION...................................................  18

THE NOTES..................................................................  18

ST. PAUL COMMON STOCK......................................................  18

SELECTED FINANCIAL INFORMATION.............................................  19

CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................  20

SALE OF NOTES PURSUANT TO THE OFFER........................................  20

THE DEPOSITARY.............................................................  21

MISCELLANEOUS..............................................................  21

                                   THE OFFER

GENERAL

        The Bidder hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase, to purchase for cash at the Repurchase Price any and all Notes that are properly tendered (and not properly withdrawn) prior to the Expiration Date pursuant to the terms and conditions set forth herein. The Bidder will accept only tenders of Notes or a portion thereof which are in an amount equal to $1,000 principal amount at maturity of Notes or integral multiples thereof. Tenders of Notes may be withdrawn at any time prior to the Expiration Date. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering holders.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Bidder will, promptly purchase, by accepting for payment, and will pay for, all Notes validly tendered (and not properly withdrawn) pursuant to the Offer. Such payment will be made by the deposit of immediately available funds by the Bidder with the Depositary, which will act as agent for tendering holders for the purpose of receiving payment from the Bidder and transmitting such payment to tendering holders. The Bidder will accept for payment on March 3, 1999 any Notes validly delivered on or before that date and pay for such Notes in accordance with the terms of the Notes. The Bidder also agrees for the benefit of holders of Notes to redeliver to such holders any Notes accepted for payment prior to the Expiration Date if the holder (i) delivers written notice to the Depositary prior to the Expiration Date (in the same manner set forth herein for withdrawal of a tender) specifying the Notes the holder wishes to have redelivered and (ii) returns to the Bidder's account at the Depositary within two business days of the Expiration Date all amounts paid by the Bidder in respect of such Notes. Subject to the requirements of the Indenture and the Notes, the Bidder expressly reserves the right, in its sole discretion and subject to Rule 13e-4(f)(5) under the Exchange Act, to delay acceptance for payment of or payment for Notes in order to comply, in whole or in part, with any applicable law.

        If less than all the principal amount of Notes held by a holder is tendered and accepted pursuant to the Offer, the Bidder shall issue, and the Trustee shall authenticate and deliver to or on the order of the holder thereof, at the expense of the Bidder, new Notes of authorized denominations, in a principal amount equal to the portion of the Notes not tendered or not accepted, as the case may be, as promptly as practicable after the Expiration Date.

        A Note may be converted into shares of St. Paul Common Stock until, but not after, such Note is properly tendered to the Depositary unless the tender of such Note is properly withdrawn, there is a default in payment of the Repurchase Price or the Offer is terminated without the purchase of Notes.

        After the Expiration Date, the Bidder may purchase additional Notes in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise, subject to compliance with applicable law. Any future purchases may be on the same terms or on terms that may be more or less favorable to holders than the terms of the Offer. Any future purchases will depend on various factors at that time.

PURPOSE AND EFFECTS OF THE OFFER

        The Offer is being made pursuant to the terms of the Indenture and the Notes which provide that, on the Payment Date, each holder of Notes has a Repurchase Right. Fire & Marine has elected to pay the Repurchase Price in cash. The Bidder will accept for payment on March 3, 1999 any Notes validly delivered on or before that date and pay for such Notes in accordance with the terms of the Notes. The Bidder also agrees for the benefit of holders of Notes to redeliver to such holders any Notes accepted for payment prior to the Expiration Date if the holder (i) delivers written notice to the Depositary prior to the Expiration Date (in the same manner set forth herein for withdrawal of a tender) specifying the Notes the holder wishes to have redelivered and (ii) returns to the Bidder's account at the Depositary within two business days of the Expiration Date all amounts paid by the Bidder in respect of such Notes. Under the Notes, any purchase by Fire & Marine of Notes pursuant to the valid exercise of a Repurchase Right must be consummated by delivery of the cash consideration to be received by the holder of such Note and no later than the second business day following the later of the Purchase Date and the time of delivery (or transfer by book-entry) of the Note. In order to comply with certain requirements of the Exchange Act, the Bidder has set the initial expiration date of the Offer at 12:00 Midnight, New York City time, on March 5, 1999.

        Notes purchased by Fire & Marine pursuant to the Offer will cease to be outstanding and will be delivered to the Trustee for cancellation immediately after such purchase. Any Notes which remain outstanding after consummation of the Offer will continue to be obligations of Fire & Marine as successor to USF&G (and, to the extent provided in the Indenture, of St.
Paul) and will continue to be convertible at the option of the holder thereof into shares of St. Paul Common Stock. The Indenture does not contain any limitations on the ability of the Bidder to incur additional indebtedness.

        Holders of Notes that are not tendered pursuant to the Offer will not have the right after the Expiration Date to exercise their Repurchase Rights in respect of such Notes arising in respect of the Offer. Depending upon, among other things, the amount of Notes outstanding after the consummation of the Offer, the liquidity of untendered Notes may be adversely affected by the Offer. If there is a market for such Notes following the Offer, such Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for securities with similar credit features, the performance of St. Paul and other factors. Accordingly, there is no assurance that an active market in such Notes following consummation of the Offer will exist and no assurance as to the prices at which such Notes may trade or be sold.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

        The Offer will expire on the Expiration Date, unless extended pursuant to the procedures set forth herein. Subject to the requirements of the Notes and the Indenture, the Bidder expressly reserves the right to extend the Offer by giving oral or written notice of such extension to the Depositary. During any extension of the Offer, all Notes previously tendered pursuant to the Offer (and not properly withdrawn) will remain subject to the Offer and may be accepted for payment by the Bidder, subject to the withdrawal rights of holders.

        The Bidder also expressly reserves the right, subject to the requirements of the Indenture, the Notes and Rule 13e-4(f)(5) under the Exchange Act and other applicable law: (i) to delay acceptance for payment of or payment for any Notes tendered pursuant to the Offer; and (ii) at any time, or from time to time, to amend the terms of the Offer in any respect.

        Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Bidder may choose to make a public announcement of any extension, termination or amendment of the Offer, the Bidder shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer, in which case The Bidder shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

ACCEPTANCE FOR PAYMENT

        Upon the terms and subject to the conditions to the Offer (including if the Offer is extended or amended, the terms of such extension or amendment) and applicable law, the Bidder will promptly purchase, by accepting for payment, and pay for all Notes properly tendered (and not properly withdrawn) pursuant to the Offer. In all cases, payment by the Depositary to tendering holders will be made only after timely receipt by the Depositary of the documentation described under "Procedures for Tendering and Withdrawing Notes-Tendering Notes."

        For purposes of the Offer, the Bidder shall be deemed to have accepted for payment (and thereby to have purchased) tendered Notes as, if and when the Bidder gives oral or written notice to the Depositary of the Bidder's acceptance of such Notes for payment. Subject to the terms and conditions of the Offer, payment for Notes so accepted will be made by deposit of the consideration therefor with the Depositary. The Depositary will act as agent for tendering holders for the purpose of receiving payment from the Bidder and transmitting payment to such tendering holders. The Bidder will accept for payment on March 3, 1999 any Notes validly delivered on or before that date and pay for such Notes in accordance with the terms of the Notes. The Bidder also agrees for the benefit of holders of Notes to redeliver to such holders any Notes accepted for payment prior to the Expiration Date if the holder (i) delivers written notice to the Depositary prior to the Expiration Date (in the same manner set forth herein for withdrawal of a tender) specifying the Notes the holder wishes to have redelivered and (ii) returns to the Bidder's account at the Depositary within two business days of the Expiration Date all amounts paid by the Bidder in respect of such Notes.

                         PROCEDURES FOR TENDERING NOTES

TENDERING NOTES

        The tender of Notes pursuant to any of the procedures set forth in this Offer to Purchase and in the Letter of Transmittal will constitute a binding agreement between the tendering holder and the Bidder upon the terms and subject to the conditions of the Offer. The tender of Notes will constitute an agreement to deliver good and marketable title to all tendered Notes prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

        EXCEPT AS PROVIDED IN "-GUARANTEED DELIVERY PROCEDURES", UNLESS THE NOTES BEING TENDERED ARE DEPOSITED BY THE HOLDER WITH THE DEPOSITARY PRIOR TO THE EXPIRATION DATE (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), THE BIDDER MAY, AT ITS OPTION, REJECT SUCH TENDER. PAYMENT FOR NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF TENDERED NOTES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS.

        Only record holders of Notes are authorized to exercise a Repurchase Right and tender their Notes pursuant to the Offer. Accordingly, to properly exercise a Repurchase Right and tender Notes or cause Notes to be tendered, the following procedures must be followed:

        NOTES HELD THROUGH DTC. Each beneficial owner of Notes held through a participant (a "DTC Participant") of the Depository Trust Company ("DTC") (i.e., a custodian bank, depositary, broker, trust company or other nominee) must instruct such DTC Participant to cause its Notes to be tendered in accordance with the procedures set forth in this Offer to Purchase.

        To effectively tender Notes that are held through DTC, DTC Participants should transmit their acceptance through the Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below. No Letters of Transmittal will be required to tender notes through ATOP.

        The depositary will establish an account with respect to the Notes at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Notes may be effected through book-entry transfer into the Depositary's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the last page of this Offer to Purchase on or prior to the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states (i) that DTC has received an express acknowledgment from the participant in DTC described in such Agent's Message,
(ii) the principal amount of Notes which have been tendered by such participant pursuant to the Offer, (iii) that such participant has received this Offer to Purchase and the Letter of Transmittal and agrees to be bound by the terms of this Offer to Purchase and the Letter of Transmittal, and
(iv) that the Company may enforce such agreement against such participant.

        NOTES HELD BY RECORD HOLDERS. Each record holder must complete and sign a Letter of Transmittal, and mail or deliver such Letter of Transmittal, and any other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Notes, to the Depositary at its address set forth on the last page of this Offer to Purchase, or the Holder must comply with the guaranteed delivery procedures set forth in this Offer to Purchase.

        All signatures on a Letter of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on a Letter of Transmittal need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Letter of Transmittal or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Bidder of the authority of such person so to act must be submitted.

        No alternative, conditional, irregular or contingent tenders will be accepted (unless waived). By executing a Letter of Transmittal or transmitting an acceptance through ATOP, each tendering holder waives any right to receive any notice of the acceptance for purchase of its Notes.

        LOST OR MISSING CERTIFICATES. If a record holder desires to tender Notes pursuant to the Offer, but the certificates representing such Notes have been mutilated, lost, stolen or destroyed, such holder should write to or telephone the Trustee about procedures for obtaining replacement certificates representing such Notes, arranging for indemnification or about any other matter which requires handling by such Trustee.

        BACKUP FEDERAL INCOME TAX WITHHOLDING. Under the "backup withholding" provisions of Federal income tax law, unless a tendering holder, or his or her assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 5 of the Letter of Transmittal or is otherwise exempt, the aggregate purchase price may be subject to backup withholding tax at a rate of 31%. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 5 of the Letter of Transmittal.

        EFFECT OF LETTER OF TRANSMITTAL. Subject to and effective upon the acceptance for purchase of and payment for Notes tendered thereby, by executing and delivering a Letter of Transmittal a tendering holder of Notes
(i) irrevocably sells, assigns and transfers to the Bidder, all right, title and interest in and to all the Notes tendered thereby and (ii) waives any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences in respect of the Note and the Indenture under which the Notes were issued), (iii) releases and discharges Fire & Marine and St. Paul from any and all claims such holder may have now, or may have in the future arising out of, or related to, the Notes including without limitation any claims that such holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Bidder,
(b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from the Bidder, except as agent for the Bidder, for the purchase price for any tendered Notes that are purchased by the Bidder), all in accordance with the terms of the Offer.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Notes will be resolved by the Bidder, whose determination will be final and binding. The Bidder reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of counsel for the Bidder, be unlawful. The Bidder also reserves the absolute right to waive any condition to the Offer and any irregularities or conditions of tender as to particular Notes. The Bidder' interpretation of the terms and conditions of the Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as the Bidder shall determine. The Bidder and the Depositary shall not be under any duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Notes received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

        LETTERS OF TRANSMITTAL AND NOTES MUST BE SENT ONLY TO THE DEPOSITARY. DO NOT SEND LETTERS OF TRANSMITTAL OR NOTES TO FIRE & MARINE OR ST. PAUL.

        THE METHOD OF DELIVERY OF NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSONS TENDERING AND DELIVERING ACCEPTANCES OR LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO THE EXPIRATION DATE.

GUARANTEED DELIVERY PROCEDURES

        DTC PARTICIPANTS. A DTC Participant who wishes to cause its Notes to be tendered, but who cannot transmit its acceptance through ATOP prior to the Expiration Date, may cause a tender to be effected if:

        (a) guaranteed delivery is made by or through a firm or other entity identified in Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"), including (as such terms are defined therein): (i) a bank;
(ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Securities Transfer Association recognized program; and

        (b) prior to 12:00 midnight, New York City time, on the Expiration Date, the Depositary receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided herewith; and

        (c) Book-Entry Confirmation of the transfer into the Depositary's account at DTC, and all other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

        RECORD HOLDERS. A record holder who wishes to tender its Notes but
(x) whose Notes are not immediately available and will not be available for tendering prior to the Expiration Date, or (y) who cannot deliver its Notes, the Letter of Transmittal, or any other required documents, to the Depositary prior to the Expiration Date, may effect a tender if:

        (a)  the tender is made by or through an Eligible Institution; and

        (b) prior to 12:00 midnight, New York City time, on the Expiration Date, the Depositary receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided herewith; and

        (c) a properly completed and executed Letter of Transmittal, as well as the certificate(s) representing all tendered Notes in proper form for transfer, and all other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

        Under no circumstances will interest be paid by the Bidder by reason of any delay in making payment to any person using the guaranteed delivery procedures described above.

WITHDRAWAL RIGHTS

        Tenders of Notes (or any portion of such Notes in integral multiples of $1,000 principal amount at maturity) may be withdrawn at any time prior to the Expiration Date.

        NOTES HELD THROUGH DTC. A DTC Participant who has transmitted its acceptance through ATOP in respect of Notes held through DTC may, prior to the Expiration Date, withdraw the instruction given thereby by (i) withdrawing its acceptance through ATOP, or (ii) delivering to the Depositary by mail, hand delivery or facsimile transmission of notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC Participant, the principal amount of Notes to which such withdrawal relates and the signature of the DTC Participant. Withdrawal of such an instruction will be effective upon receipt of such notice of withdrawal by the Depositary.

        NOTES HELD BY RECORD HOLDERS. A holder may withdraw its tender of Notes, prior to the Expiration Date, by delivering to the Depositary by mail, hand delivery or facsimile transmission of notice of withdrawal. Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount at maturity represented by such Notes and (iii) be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), or be accompanied by (x) documents of transfer in a form acceptable to the Bidder, in its sole discretion and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such holder. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt by the Depositary even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer.

        All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Notes being withdrawn are held for the account of an Eligible Institution.

        A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC Participant or a holder, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or Letter of Transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A holder or DTC Participant may withdraw a tender only if such withdrawal complies with the provisions of this Offer to Purchase.

        A withdrawal of an instruction previously given pursuant to the transmission of an acceptance through ATOP or a withdrawal of a tender by a holder may be rescinded only by (i) a new transmission of acceptance through ATOP, or (ii) execution and delivery of a new Letter of Transmittal, as the case may be, in accordance with the procedures described herein.

        The Bidder will accept for payment on March 3, 1999 any Notes validly delivered on or before that date and pay for such Notes in accordance with the terms of the Notes. The Bidder also agrees for the benefit of holders of Notes to redeliver to such holders any Notes accepted for payment prior to the Expiration Date if the holder (i) delivers written notice to the Depositary prior to the Expiration Date (in the same manner set forth herein for withdrawal of a tender) specifying the Notes the holder wishes to have redelivered and (ii) returns to the Bidder's account at the Depositary within two business days of the Expiration Date all amounts paid by the Bidder in respect of such Notes.

           CERTAIN INFORMATION CONCERNING FIRE & MARINE AND ST. PAUL

FIRE & MARINE

        Fire & Marine is a wholly owned subsidiary of St. Paul. Fire & Marine and it subsidiaries underwrites property and liability, and life insurance and provides insurance-related products and services to commercial, professional and individual customers throughout the United States, underwriting insurance through its Specialized Commercial, Commercial, Personal Insurance, Reinsurance and Life business segments. Fire & Marine's principal offices are located at 385 Washington Street, St. Paul, Minnesota 55102, and its telephone number is (615) 310-7911.

ST. PAUL

        St. Paul and its subsidiaries comprise one of the oldest insurance organizations in the United States, dating back to 1853. St. Paul is a management company principally engaged, through its subsidiaries, in property and liability insurance and reinsurance underwriting and life insurance. St. Paul also has operations in the asset management industry through its majority ownership of The John Nuveen Company. As a management company, St. Paul oversees the operations of its subsidiaries and provides them with capital, management and administrative services. St. Paul's executive offices are located at 385 Washington Street, St. Paul, Minnesota 55102, and its telephone number is (615) 310-7911.

                              RECENT DEVELOPMENTS

THE USF&G MERGER

        On April 24, 1998, the USF&G Merger was consummated with USF&G continuing as the surviving corporation and a wholly owned subsidiary of St. Paul. In connection with the USF&G Merger, each outstanding share of USF&G Common Stock (other than shares held by USF&G and shares held by St. Paul or any direct or indirect wholly owned subsidiary of St. Paul) was converted into 0.2821 (or, after giving effect to the Stock Split, 0.5642) of a share of St. Paul Common Stock.

THE F&M MERGER

        On February 2, 1999, the F&M Merger was consummated with F&M continuing as the surviving corporation.

ST. PAUL'S FOURTH QUARTER AND YEAR-END 1998 EARNINGS RESULTS

        1998 operating earnings presented in the following paragraphs include a $458 million after-tax USF&G Merger-related charge taken in the second quarter and a $22 million after-tax restructuring charge taken in the fourth quarter, and exclude realized investment gains.

        On January 28, 1999, St. Paul reported operating earnings of $111.2 million for the quarterly period ended December 31, 1998, or $0.44 per share on a diluted basis, as compared to $206.9 million, or $0.82 per share (on a diluted basis), for the same period in 1997. St. Paul also reported net income of $104.0 million for the quarterly period ended December 31, 1998, or $0.41 per share, as compared to net income of $255.8 million, or $1.01 per share, for the same period in 1997.

        Operating losses for the year ended December 31, 1998 were $61.9 million, or $0.26 per share (on a diluted basis), compared with 1997 operating earnings of $742.9 million, or $2.95 per share (on a diluted basis) for the year ended December 31, 1997. Net income was $65.2 million, or $0.22 per share for the year ended December 31, 1998, compared with net income of $929.3 million, or $3.69 per share for the year ended December 31, 1997. Consolidated assets of St. Paul as of December 31, 1998, were $38.3 billion, compared with $37.4 billion as of December 31, 1997. Common shareholders' equity was $6.6 billion at 1998 year-end, or $28.22. During the fourth quarter of 1998, St. Paul repurchased 3.8 million of its common shares for a total cost of $135 million.

           ADJUSTMENT TO CONVERSION PRICE; JOINT AND SEVERAL OBLIGATION

        Prior to the consummation of the USF&G Merger, the Notes were convertible into shares of USF&G Common Stock at a conversion rate of 29.499 shares of USF&G Common Stock per $1,000 principal amount at maturity of Notes. Upon consummation of the USF&G Merger, pursuant to adjustment mechanisms contained in the Indenture, the Notes became, and are currently, convertible into shares of St. Paul Common Stock at a conversion rate (after giving effect to the Stock Split) of 16.6434 shares of St. Paul Common Stock per $1,000 principal amount at maturity of Notes. In connection with the USF&G Merger, St. Paul irrevocably and unconditionally assumed, jointly and severally with Fire & Marine, responsibility for the due and punctual payment for the principal of, and premium, if any, and interest on, the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of Fire & Marine under the Notes and the Indenture. Payment by either Fire & Marine or St. Paul of the Redemption Price for the Notes validly tendered and not withdrawn pursuant to the Offer will discharge the obligation of both Fire & Marine and St. Paul to make such payment. The obligations of St. Paul in respect of the Notes is subordinate and junior in right of payment to the Senior Debt (as defined in the Indenture) of St. Paul to the same extent and in the same manner that the Notes are subordinate and junior in right of payment to the Senior Debt of Fire & Marine (as successor to USF&G) pursuant to the Indenture.

                           SOURCES AND AMOUNT OF FUNDS

        The precise amount of funds required by the Bidder to purchase Notes tendered pursuant to the Offer and to pay the fees and expenses related to the Offer will not be known until the Expiration Date. If all outstanding Notes were tendered and purchased, the aggregate amount of funds required to pay the Repurchase Price would be approximately $112,160,162. Fire & Marine expects that any funds required to purchase tendered Notes will be available from working capital, loans from affiliates (including St. Paul) and/or loans from banks or other traditional third party sources of financing under new or existing loan or credit agreements. Under the Indenture, St. Paul irrevocably and unconditionally has assumed, jointly and severally with Fire & Marine, responsibility for the due and punctual payment for the principal of, and premium, if any, and interest on, the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of Fire & Marine under the Notes and the Indenture. Payment by either Fire & Marine or St. Paul of the Repurchase Price for the Notes validly tendered and not withdrawn pursuant to the Offer will discharge the obligation of both Fire & Marine and St. Paul to make such payment.

                         MARKET PRICE INFORMATION

THE NOTES

        There is no established trading market for the Notes.

        HOLDERS CONTEMPLATING ACCEPTING THE OFFER ARE URGED TO CONSULT WITH THEIR OWN FINANCIAL ADVISORS BEFORE ACCEPTING THE OFFER.

ST. PAUL COMMON STOCK

        St. Paul Common Stock is listed and traded on the NYSE under the symbol "SPC". The following table sets forth the high and low sales prices per share of St. Paul Common Stock reported on the NYSE Composite Tape, for the periods indicated, as adjusted for the Stock Split.

                                                             St. Paul
                                                           Common Stock
                                                         -----------------
Calendar Quarter                                           High      Low
                                                         --------  -------
1996
 First Quarter.........................................  30 1/4    26 3/4
 Second Quarter........................................  28        25 1/16
 Third Quarter.........................................  27 15/16  25 5/16
 Fourth Quarter........................................  30        26 3/4

1997
 First Quarter.........................................  36 5/16   28 13/16
 Second Quarter........................................  40        31 1/22
 Third Quarter.........................................  41 13/32  36 9/32
 Fourth Quarter........................................  42 3/4    38 3/4

1998
 First Quarter.........................................  47 3/16   37 5/16
 Second Quarter........................................  45 1/8    39 15/16
 Third Quarter.........................................  43 5/8    28 1/16
 Fourth Quarter........................................  37 1/2    29 9/16

1999
  First Quarter (through February 4, 1999).............  36        28 1/2

        On February 4, 1999, the closing sales price of the St. Paul Common Stock, as reported on the NYSE Composite Tape, was $305/8 per share.

        HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE ST. PAUL COMMON STOCK PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER OR THE CONVERSION OF THE NOTES.

                                    ST. PAUL
                         SELECTED FINANCIAL INFORMATION

        The following table presents selected financial information of St. Paul after giving effect to the USF&G Merger as a "pooling of interests." St. Paul's selected historical financial information for each of the two years in the period ended December 31, 1997 and for the nine month periods ended September 30, 1998 and September 30, 1997 have been derived from financial statements filed with the Commission. The following selected financial information should be read in conjunction with the related historical combined financial statements and notes thereto incorporated by reference herein.

                                                    (UNAUDITED)                         (AUDITED)
                                             AS OF OR FOR THE NINE MONTHS       AS OF OR FOR THE YEAR ENDED
                                                  ENDED SEPTEMBER 30,                  DECEMBER 31,
                                              --------------------------        --------------------------
                                                 1998           1997               1997           1996
                                              -----------    -----------        -----------    -----------
                                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Total revenues ...........................    6,912,265      7,219,643          9,623,179      9,231,537
                                              -----------    -----------        -----------    -----------

  Income (loss) from continuing operations    $   (38,801)   $   741,282        $   997,042    $   840,461
Income (loss) from continuing operations
  per common share(1).......................  $     (0.21)   $      2.95        $      3.96    $      3.26

BALANCE SHEET DATA:
Total assets................................  $37,504,363                       $37,358,828     35,146,236
Total debt..................................    1,097,742                         1,304,008      1,170,676
Company-obligated mandatorily
  redeemable preferred securities of
  St. Paul Capital L.L.C....................      502,700                           502,700        307,000

Shareholders' equity........................    6,609,115                         6,608,168      5,847,456
Book value per common share(2)..............  $     27.83                       $     28.27          24.39
Number of common shares outstanding(2)......      236,872                           233,130        230,851


--------------------
(1) Income from continuing operations per common share for all years presented is calculated on a "diluted" basis in accordance with SFAS No. 128

(2) Adjusted to reflect the two-for-one stock split on shares of St. Paul Common Stock held of record as of May 6, 1998.

                    NOTES TO SELECTED FINANCIAL INFORMATION

1. DESCRIPTION OF TRANSACTIONS AND BASIS OF PRESENTATION

   Pursuant to the USF&G Merger each share of USF&G Common Stock was converted into the right to receive, after giving effect to the Stock Split, 0.5642 of a Share of St. Paul Common Stock, the assumed Exchange Ratio used in the preparation of Selected Unaudited Financial Information (the "Exchange Ratio").

2. RECLASSIFICATIONS

   Certain items in USF&G's historical financial statements have been reclassified to conform to St. Paul's presentation.

3. PER COMMON SHARE DATA

   The per common share data has been computed based on the combined historical income from continuing operations as adjusted for conforming changes in certain accounting methods of St. Paul and USF&G. For purposes of this calculation, USF&G's weighted average common shares outstanding were multiplied by the Exchange Ratio.

4. USF&G MERGER-RELATED CHARGE

   Relating to the USF&G Merger, St. Paul recorded an after-tax charge of $458 million in the second quarter of 1998, which is reflected in the September 1998 loss from continuing operations.

                  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is for general information only and is based on the federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of federal income taxation which may be relevant to any particular holder of the Notes in light of such holder's individual investment circumstances or to certain types of holders subject to special tax rules (e.g., financial institutions, broker-dealers, traders of securities that elect to mark to market insurance companies, tax-exempt organizations, and foreign taxpayers), nor does it address specific state, local or foreign tax consequences. This summary assumes that the holders of the Notes have held their Notes as "capital assets" under the Internal Revenue Code of 1986, as amended (the "Code"). EACH HOLDER IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER.

  SALE OF NOTES PURSUANT TO THE OFFER

  The receipt of cash by a holder of the Notes in exchange for the Notes will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Such holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received (other than in respect of accrued interest) and (ii) such holder's adjusted tax basis in the Notes. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss and will be long-term gain or loss if such holder has held such Notes for more than one year.

  The payment of accrued interest with respect to a Note generally will be treated as ordinary income.

  An exception to the capital gains treatment described above applies to a holder who holds a Note with a "market discount." Market discount is the amount by which the holder's basis in the Note immediately after its acquisition is exceeded by the "revised issue price" of the Note (which is generally equal to the issue price of the Note plus the amount of "original issue discount" (as defined in the Code) that has accrued on the Note since its issuance). (However, a Note will be considered to have no market discount if such excess is less than 3 of 1% of the stated redemption price of the Note at maturity multiplied by the number of complete years from the holder's acquisition date of the Note to its maturity date.) The gain realized by the holder of a market discount Note on its purchase by the Bidder will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis or, at the election of the holder, on a constant interest basis) from the holder's acquisition date to the date of sale, unless the holder has elected to include market discount in income currently as it accrues. Gain in excess of such accrued market discount will be subject to the capital rules described above.

                               THE DEPOSITARY

  The Depositary for the Offer is The Chase Manhattan Bank. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to one of the addresses or telephone numbers set forth on the last page of this Offer to Purchase. Requests for information or additional copies of the Offer to Purchase and the related Letter of Transmittal should be directed to the Depositary.

  The Bidder will pay the Depositary reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for reasonable out-of-pocket expenses. The Bidder will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws.

  Brokers, dealers, commercial banks and trust companies will be reimbursed by the Bidder for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Bidder will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary) in connection with the solicitation of tenders of Notes pursuant to the Offer.

                                 MISCELLANEOUS

  The Bidder is not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. If the Bidder becomes aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, the Bidder will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, the Bidder cannot comply with any such applicable laws, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of the Notes residing in such jurisdiction.

  The Letter of Transmittal, properly completed and duly executed, together with certificates evidencing Notes and any other required documents should be sent or delivered by holders of Notes or their broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

  The Depositary for the Offer is:

              THE CHASE MANHATTAN BANK

         BY COURIER:                 BY REGISTERED MAIL:                  BY HAND:
  Chase Bank of Texas, N.A.       Chase Bank of Texas, N.A.        The Chase Manhattan Bank
  Corporate Trust Services        Corporate Trust Services     Corporate Trust-Securities Window
1201 Main Street, 18th floor          P O Box 219052                   55 Water Street
      Dallas, TX 75202              Dallas, TX 75221-9053          Room 234, North Building
                                     New York, NY 10041

                          BY FACSIMILE: (214) 672-5932
             CONFIRM BY TELEPHONE: (214) 672-5678 or (212) 946-3487

  Any questions or requests for assistance or for additional copies of this Offer to Purchase or related documents may be directed to the Depositary at one of its telephone numbers set forth above.